Exhibit 10.80

RESTRICTED STOCK AGREEMENT

PURSUANT TO THE

21st CENTURY ONCOLOGY HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN

*  *  *  *  *

Participant:

Grant Date:

Number of Shares of

Restricted Stock Granted:

*  *  *  *  *

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between 21st Century Oncology Holdings, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the 21st Century Oncology Holdings, Inc. 2014 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, pursuant to that certain Incentive Unit Grant Agreement, by and between Participant and 21st Century Oncology Investments, LLC (formerly known as Radiation Therapy Investments, LLC) (“21st Century”), dated as of December [•], 2013 (the “Incentive Unit Grant Agreement”), Participant received certain Incentive Units (as therein defined);

WHEREAS, the Company, Parent, and the Participant have executed that certain Joinder Agreement, dated as of March [•], 2014, whereby the Company has agreed to issue the Participant the Restricted RTS Stock (as defined in the Incentive Unit Grant Agreement);

WHEREAS, in satisfaction of the Company’s (and 21st Century’s) obligations under the Incentive Unit Grant Agreement and in connection with the Participant’s agreement to relinquish all claims and rights under the Incentive Unit Grant Agreement, it has been determined under the Plan that it would be in the best interests of the Company to grant the shares of Restricted Stock provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.                                      Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.

2.                                      Grant of Restricted Stock Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Restricted Stock specified above.  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.                                      Vesting.

(a)                                 General.  Subject to the provisions of Sections 3(b) and 3(c), the Restricted Stock subject to this grant shall become unrestricted and vested as follows, provided that the Participant has not incurred a Termination prior to each such vesting date.

Vesting Date	Portion of Shares
[•], 2014	One third (1/3)
[•], 2015	One third (1/3)
[•], 2016	One third (1/3)

(b)                                 Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Restricted Stock at any time and for any reason.

(c)                                  Forfeiture; Acceleration.  100% of the unvested portion of the Restricted Stock shall, in the event of, (i) termination of the Participant for Cause, or (ii) the Participant’s resignation without Good Reason, in each case, be immediately forfeited without consideration or the need for any further action by any Person.  100% of the unvested portion of the Restricted Stock shall, in the event of, (i) the Participant’s termination without Cause, (ii) the Participant’s resignation for Good Reason, or (iii) the Participant’s death or Disability, in each case, on the Termination Date, fully vest without the need for any further action by any Person.

4.                                      Certain Definitons.  Notwithstanding anything to the contrary contained in the Plan, for purposes herein, the following terms shall be defined as follows:

(a)                                 “Cause” shall (a) have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, (b) mean the termination of the Participant’s employment after the Participant’s: (i) material breach of this Agreement, that certain Fourth Amended and Restated Limited Liability

Company Agreement, effective as of December 9, 2013, by and among 21st Century and the members of 21st Century from time to time party thereto (as amended from time to time) (the “LLC Agreement”), the Securityholders Agreement (as defined in the LLC Agreement), an employment agreement or any other written agreement between the Participant and the Company or its Subsidiaries, (ii) a material breach of any fiduciary, confidentiality, non-disclosure, non-competition, non-solicitation, non-interference, non-disparagement obligations to the Company or its Subsidiaries (including without limitation, the Employee’s engagement in any Prohibited Activities as defined herein), (iii) willful refusal or failure to perform the Participant’s material duties to the Company or its Subsidiaries (including, without limitation, full cooperation in any audit or investigation involving the Company and/or its Subsidiaries) other than due to the Participant’s death or Disability, (iv) failure to follow the lawful directives of the Participant’s superior or the Board, (v) commission or indictment of any felony or a misdemeanor involving moral turpitude, (vi) fraudulent activity, (vii) material violation of any policies of the Company and/or its Subsidiaries and (viii) any other misconduct or omission by the Participant which is injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.  In the case of sub-clauses (i), (ii), (iii), (iv), (vii) and (viii), to the extent curable as determined by the Company or its Subsidiaries, the Participant shall be given written notice and five business days to cure any such act or omission prior to being terminated for Cause.  For the avoidance of doubt, a resignation by the Participant shall be treated as a termination for “Cause” if there were grounds to terminate the Participant for Cause prior to or at the time of such resignation.

(b)                                 “Good Reason” shall (a) have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, (b) mean resignation after the occurrence of one or more of the following events without the Participant’s consent: (i) the Company’s or its Subsidiaries material breach of any written employment agreement or this Agreement that results in a material and adverse change to the Participant’s rights under the employment agreement or this Agreement, respectively, (ii) a material diminution in the responsibilities or authority of the Participant, (iii) a reduction in the Participant’s annual base salary or annual bonus opportunities or (iv) relocation of the Participant’s primary office location by more than 30 miles; provided that no termination pursuant to paragraph (b) above shall be deemed a termination by the Participant for “Good Reason” unless (A) the Participant shall have delivered written notice to the Company (or if applicable, its Subsidiary) specifying the purported Good Reason event within thirty (30) days of its occurrence, (B) the Company (or if applicable, its Subsidiary) fails to cure such circumstances within thirty (30) days of receipt of such notice and (C) the Participant resigns within ten (10) days of the Company’s (or if applicable, its Subsidiary’s) failure to cure.

(c)                                  “Prohibited Activities” shall mean the activities that are prohibited under the covenant not to compete, not to solicit or hire employees, not to solicit or disrupt business relations, not to disparage or any similar restrictions, in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or, if no such agreement containing a covenant not to compete is then in effect, the Participant would be deemed to be engaged in “Prohibited Activities” if the Participant, during the term of his or her employment or engagement and for a period of 3 years following Termination, (i) engages in any business activities for himself or on behalf of any enterprise in any capacity or owns any interest in any entity which competes or is competitive with the Company in the business of organizing, establishing, developing, providing or managing radiation therapy services or services ancillary thereto, in any state in which the Company, its Affiliates and/or any of their respective joint ventures then operate or has plans to operate as of the date of Termination, (ii) interferes or disrupts or attempts to interfere or disrupt, the relationships between the Company, its Affiliates and/or their respective joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its Affiliates and/or their respective joint ventures, (iii) solicits, induces or hires, or attempts to solicit, induce or hire, any employee, consultant or agent of the Company, its Affiliates and/or their respective joint ventures (such employees, consultants or agents to be covered by this restriction while so employed or engaged and for a period of six (6) months thereafter) or (iv) publishes or makes any disparaging statements about the Company, any Affiliate of the Company, or any of their directors, officers or employees, under circumstances where it is reasonably foreseeable that the statements will be made public, except that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed participation in or affiliation with an entity or person so long as the Participant has no other connection or relationship with such entity or person.

5.                                      Period of Restriction; Delivery of Unrestricted Shares.  Prior to vesting, the Restricted Stock granted hereunder shall bear a legend as described in Section 8.2(c) of the Plan.  When shares of Restricted Stock awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted shares and if the Participant’s stock certificates contain legends restricting the transfer of such shares, the Participant shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws).

6.                                      Dividends and Other Distributions; Voting.  Participants holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock and shall be paid at the time the Restricted Stock becomes vested pursuant to Section 3 hereof.  If any dividends or distributions are paid in shares, the shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.  The Participant may exercise full voting rights with respect to the Restricted Stock granted hereunder.

7.                                      Non-Transferability.  The shares of Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

8.                                      Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

9.                                      Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.

10.                               Section 83(b).  If the Participant properly elects (as required by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such shares of Restricted Stock, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock.  If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock, as well as the rights set forth in Section 9 hereof.  The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.

11.                               Legend.  All certificates representing the Restricted Stock shall have endorsed thereon the legend set forth in Section 8.2(c) of the Plan.  Notwithstanding the foregoing, in no event shall the Company be obligated to deliver to the Participant a certificate representing the Restricted Stock prior to the vesting dates set forth above.

12.                               Securities Representations.  The shares of Restricted Stock are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:

(a)                                 The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 12.

(b)                                 If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Restricted Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the shares of Restricted Stock and the Company is under no obligation to register the shares of Restricted Stock (or to file a “re-offer prospectus”).

(c)                                  If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of vested Restricted Stock hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

13.                               Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Participant acknowledges that the Participant is receiving the Restricted Stock described herein in full satisfaction of the Company’s (and 21st Century’s) obligations under the Incentive Unit Grant Agreement and that the Participant retains no further rights or claims thereunder.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan, and the Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof; provided, for the avoidance of doubt, that, unless otherwise required by law or specifically provided for in the Plan, the rights of the Participant with respect to this Agreement may not be materially impaired without the consent of the Participant. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.

14.                               Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

15.                               Acceptance.  As required by Section 8.2 of the Plan, the Participant shall forfeit the Restricted Stock if the Participant does not execute this Agreement within a period of sixty (60) days from the date that the Participant receives this Agreement (or such other period as the Committee shall provide).

16.                               No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

17.                               Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Restricted Stock awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

18.                               Compliance with Laws.  The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

19.                               Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the shares of Restricted Stock are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

20.                               Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.

21.                               Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

22.                               Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

23.                               Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

24.                               Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

25.                               Acquired Rights.  The Participant acknowledges and agrees that:  (a) subject to Section 13 hereof, the Company may terminate or amend the Plan at any time; (b) the award of Restricted Stock made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Restricted Stock awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this

Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:

Name:

Title:

PARTICIPANT

Name: